Exhibit 99.1

                           Media Contact: Mark Polzin (314) 982-1758

EMERSON REACHES AGREEMENT TO SELL NETWORK POWER
FOR $4 BILLION TO PLATINUM EQUITY

Transaction is a significant step in the previously announced strategic portfolio repositioning;
Cash proceeds strengthen balance sheet and provide increased financial flexibility

ST. LOUIS, August 2, 2016 – Emerson (NYSE: EMR) today announced an agreement to sell Network Power to Platinum Equity and a group of co-investors.  The transaction is valued at $4 billion and Emerson will retain a subordinated interest in Network Power.  The sale of Network Power is expected to close by December 31, 2016, subject to customary regulatory approvals.

"This agreement marks a major milestone in the strategic portfolio repositioning we announced last June," said David N. Farr, Chairman and Chief Executive Officer of Emerson. "By selling Network Power to Platinum Equity, we have achieved a successful result for our shareholders as part of our plan to streamline Emerson to create a more focused company with significant opportunities for growth and profitability in our core served markets.  We believe Network Power has a bright future ahead and Platinum Equity is well-positioned to help the company continue to thrive and realize its full potential."

With revenue of approximately $4.4 billion in fiscal 2015, Network Power, based in Columbus, Ohio is a leading provider of thermal management, A/C and D/C power, transfer switches, services and information management systems for the data center and telecommunications industries.

"I'm very proud of the relationship and mutual trust that the Emerson and Platinum Equity teams have built with one another," said Platinum Equity Chairman and CEO Tom Gores. "Emerson is a world class company that we know shares our commitment to creating value, and this is an important investment in a business that will be a cornerstone in our portfolio. It plays to our core strengths.  In addition to our capital resources, we will deploy our global operations skills to build on the foundation Emerson created and take this business to another level."

The proposed sale marks Emerson's second divestiture to Platinum Equity in the last three years.  In November 2013 Emerson sold a 51 percent controlling stake in its embedded computing and power business, which Platinum Equity rebranded Artesyn Embedded Technologies.

"Emerson has been a great long-term partner and we are pleased to collaborate again," said Platinum Equity Partner Jacob Kotzubei.  "We have worked extensively with Emerson to customize a divestiture solution for Network Power that is beneficial for all sides and aligns with the long-term strategic goals of the business. Network Power is recognized as a global leader in infrastructure technologies and we are confident that working together with management we can further extend that position as a standalone company."

Network Power will continue to be led by Scott Barbour, who has been Executive Vice President of Emerson and Business Leader for Network Power. Barbour added, "We firmly believe Platinum Equity is an ideal partner as we continue to drive efficiency in our operations and invest to bring innovative products and services to our customers. The work we've done at Network Power in recent years ensures we are well prepared for an ownership transition and have the right foundation in place to be successful."

Please see our Form 8-K filed on August 2, 2016 for additional information regarding this transaction.

J. P. Morgan Securities LLC and Centerview Partners LLC served as financial advisors to Emerson and Davis Polk & Wardwell LLP served as legal advisor.

About Emerson
Emerson (NYSE: EMR), based in St. Louis, Missouri (USA), is a global leader in bringing technology and engineering together to provide innovative solutions for customers in industrial, commercial, and consumer markets around the world.  The company is comprised of five business segments: Process Management, Industrial Automation, Network Power, Climate Technologies, and Commercial & Residential Solutions.  Sales in fiscal 2015 were $22.3 billion.  For more information, visit Emerson.com.

About Platinum Equity
Founded in 1995 by Tom Gores, Platinum Equity is a global investment firm with a portfolio of approximately 25 operating companies that serve customers around the world. Platinum Equity specializes in mergers and operations – a trademarked strategy it calls M&A&O® - acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 20 years, Platinum Equity has completed more than 175 acquisitions.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include Emerson's ability to successfully complete on the terms and conditions contemplated, and the financial impact of, its strategic portfolio repositioning actions, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in Emerson's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.